                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   SAIC LOGO
                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                            10260 CAMPUS POINT DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 14, 2000
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Science Applications International Corporation, a Delaware corporation (the "Company"), will be held in the Grand Ballroom of the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, San Diego, California, on Friday, July 14, 2000, at 10:00 A.M. (local time), for the following purposes:

     1. To elect seven Class I Directors, each for a term of three years; and

     2. To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations thereof.

     Only stockholders of record at the close of business on May 17, 2000, are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments, postponements or continuations thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Corporate Secretary of the Company at 10010 Campus Point Drive, San Diego, California for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

                                          By Order of the Board of Directors

                                          /s/ J. DENNIS HEIPT
                                          J. Dennis Heipt
                                          Corporate Executive
                                          Vice President and Secretary

San Diego, California
June 9, 2000

                             YOUR VOTE IS IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON, IF YOU SO DESIRE, BUT WILL HELP THE COMPANY SECURE A QUORUM AND REDUCE THE EXPENSE OF ADDITIONAL PROXY SOLICITATION.

                                   SAIC LOGO
                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                            10260 CAMPUS POINT DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 14, 2000
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is being furnished to the stockholders of Science Applications International Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held in the Grand Ballroom of the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, San Diego, California, on Friday, July 14, 2000, at 10:00 A.M. (local time), and at any and all adjournments, postponements or continuations thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon:

     1. The election of seven Class I Directors, each for a term of three years; and

     2. Such other business as may properly come before the meeting or any adjournments, postponements, or continuations thereof.

     This Proxy Statement and the enclosed form of proxy are first being mailed to the stockholders of the Company on or about June 9, 2000.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

SHARES ELIGIBLE TO VOTE

     Only stockholders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and/or Class B Common Stock, par value $.05 per share (the "Class B Common Stock"), as of the close of business on May 17, 2000 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 232,514,397 shares of Class A Common Stock and 291,208 shares of Class B Common Stock outstanding. The Company has no other class of capital stock outstanding.

QUORUM REQUIREMENTS

     The Class A Common Stock and the Class B Common Stock are collectively referred to herein as the "Common Stock." The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum and to conduct business at the Annual Meeting. Although abstentions may be specified on all proposals (other than the election of Directors), abstentions will only be counted as present for purposes of determining the presence of a quorum but will not be voted.

VOTES

     Each holder of Class A Common Stock will be entitled to one vote per share, and each holder of Class B Common Stock will be entitled to 20 votes per share, in person or by proxy, for each share of Common Stock held in such stockholder's name as of the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting, except that in the election of Directors, all shares are entitled to be voted cumulatively. Accordingly, in voting for Directors: (i) each share of Class A Common Stock is entitled to as many votes as there are Directors to be elected, (ii) each share of Class B Common Stock is entitled to 20 times as many votes as there are Directors to be elected and (iii) each stockholder may cast all of such votes for a single nominee or distribute them among any two or more nominees as such stockholder chooses. Unless otherwise directed, shares represented by properly executed proxies will be voted at the discretion of the proxy holders so as to elect the maximum number of the Board of Directors' nominees that may be elected by cumulative voting.

VOTING OF SHARES HELD BY RETIREMENT PLANS AND BENEFIT PLANS

     On the Record Date, Vanguard Fiduciary Trust Company (the "Trustee"), as trustee of the Employee Stock Retirement Plan ("ESRP"), Cash or Deferred Arrangement ("CODA") and Profit Sharing Retirement Plan ("Profit Sharing Plan") of the Company, the Telcordia Technologies Savings and Security Plan and the Telcordia Technologies Savings Plan for Salaried Employees (collectively, the "Telcordia Savings Plans") of Telcordia Technologies, Inc., a wholly-owned subsidiary of the Company, the AMSEC Employees 401(k) Profit Sharing Plan (the "AMSEC Plan"), the TransCore 401(k) Retirement Savings Plan ("TransCore Plan") and the NSI 401(k) Retirement Plan (the "NSI Plan") (collectively, the "Retirement Plans"), held 105,134,959 shares of Class A Common Stock and 24,926 shares of Class B Common Stock. Each participant in the Retirement Plans has the right to instruct the Trustee on a confidential basis how to vote his or her proportionate interests in all allocated shares of Common Stock held in the Retirement Plans. The Trustee will vote all allocated shares held in the Retirement Plans as to which no voting instructions are received, together with all unallocated shares held in the Retirement Plans, in the same proportion, on a plan by plan basis, as the allocated shares for which voting instructions have been received. The Trustee's duties with respect to voting the Common Stock in the Retirement Plans are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). These fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the Common Stock held by the Trustee and to determine, in the Trustee's best judgment, how to vote the shares.

     On the Record Date, Wachovia Bank, N.A. ("Wachovia"), as trustee of the Company's Stock Compensation Plan, Management Stock Compensation Plan and Key Executive Stock Deferral Plan (collectively, the "Stock Plans") held 5,418,298 shares of Class A Common Stock. Under the terms of the Stock Plans, Wachovia has the power to vote the shares of Class A Common Stock held by Wachovia in the Stock Plans. Wachovia will vote all such shares of Class A Common Stock in the same proportion that the other stockholders of the Company vote their shares of Common Stock.

VOTING BY PROXY

     Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, the shares represented by properly executed proxies will be voted FOR the election of Directors so as to elect the maximum number of the Board of Directors' nominees that may be elected by cumulative voting. No business other than that set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting; however, should any other matter requiring a vote of stockholders properly come before the Annual Meeting, it is the intention of the proxy holders to vote such shares in accordance with their best judgment on such matter. For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration at the next Annual Meeting, see "Stockholder Proposals for the 2001 Annual Meeting."

     Execution of the enclosed proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy bearing a later date to the Corporate Secretary of the Company,

10260 Campus Point Drive, San Diego, California 92121, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

PROXY SOLICITATION

     This solicitation of proxies is made by the Company and the cost thereof will be borne by the Company, including the charges and expenses of persons holding shares in their name as nominee for forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mails, proxies may be solicited by officers, Directors and employees of the Company in person, by telephone or by telegram. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides for a "classified" Board of Directors consisting of three classes which shall be as equal in number as possible. The number of authorized Directors is currently fixed at 20 Directors, with seven Directors in each of Class I and Class III and six Directors in Class II.

     At the Annual Meeting, seven Class I Directors are to be elected to serve three-year terms ending in 2003 or until their successors are elected and qualified or their earlier retirement, death, resignation or removal or disqualification from service as a Director pursuant to any current or future provision of the Bylaws. Currently, D.P. Andrews, D.A. Cox, W.H. Demisch, J.E. Glancy, H.M.J. Kraemer, Jr., C.B. Malone and J.A. Welch serve as Class I Directors. All such Class I Directors will be standing for reelection. The seven nominees who receive the most votes will be elected as Class I Directors. It is intended that, unless otherwise indicated, the persons named in the enclosed form of proxy will vote FOR the election of Directors so as to elect the maximum number of the Board of Directors' nominees that may be elected by cumulative voting. To the best knowledge of the Board of Directors, all of the nominees are, and will be, able and willing to serve. In the event that any of the seven nominees listed below should become unavailable to stand for election at the Annual Meeting, the proxy holders intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place and stead of any nominee unable to serve. Alternatively, the Board of Directors may elect, pursuant to Section 3.02 of the Company's Bylaws, to fix the authorized number of Directors at a lower number so as to give the Nominating Committee of the Board of Directors additional time to evaluate candidates.

     Set forth below is a brief biography of each nominee for election as a Class I Director and of all other members of the Board of Directors who will continue in office:

                            NOMINEES FOR ELECTION AS
                               CLASS I DIRECTORS

                                TERM ENDING 2003

D.P. ANDREWS, age 55                                         Director since 1996
Corporate Executive Vice President and Director

     Mr. Andrews joined the Company in 1993 and has served as a Corporate Executive Vice President since January 1998. Prior thereto, Mr. Andrews served as Executive Vice President for Corporate Development from 1995 to 1998. Prior to joining the Company, Mr. Andrews served as Assistant Secretary of Defense from 1989 to 1993.

D.A. COX, age 52                                             Director since 1999
Executive Vice President and Director

     Mr. Cox joined the Company in 1988 and has served as an Executive Vice President since January 1998. Prior thereto, Mr. Cox served as a Sector Vice President from 1996 to 1998.

W.H. DEMISCH, age 55                                         Director since 1990
Director

     Mr. Demisch has been a Managing Director of Wasserstein Perella Securities, Inc. since 1998. From 1993 to 1998, he was Managing Director of BT Alex. Brown and from 1988 to 1993, he was Managing Director of UBS Securities, Inc.

J.E. GLANCY, age 54                                          Director since 1994
Executive Vice President and Director

     Dr. Glancy joined the Company in 1976 and has served as an Executive Vice President since April 2000. Prior thereto, Dr. Glancy served as a Corporate Executive Vice President from 1994 to 2000. Dr. Glancy is also a member of the Board of Directors of CoorsTek, Inc.

H.M.J. KRAEMER, JR., age 45                                  Director since 1997
Director

     Mr. Kraemer has served as the Chairman of the Board of Baxter International, Inc. ("Baxter"), a health-care products, systems and services company, since January 2000, as Chief Executive Officer of Baxter since January 1999 and as President of Baxter since April 1997. Prior thereto, Mr. Kraemer served as the Senior Vice President and Chief Financial Officer of Baxter from November 1993 to April 1997. Mr. Kraemer is also a member of the Board of Directors of Comdisco, Inc.

C.B. MALONE, age 64                                          Director since 1993
Director

     Ms. Malone has served as the President of Financial & Management Consulting, Inc., a consulting company, since 1982. Ms. Malone is also a member of the Board of Directors of Dell Computer Corporation, Hannaford Bros. Co., Houghton Mifflin Company, Lafarge Corporation, Lowe's Companies and Mallinckrodt Inc.

J.A. WELCH, age 69                                           Director since 1984
Director

     Dr. Welch joined the Company as a part-time employee in July 1990 and is involved in a number of scientific endeavors and strategic planning issues. Dr. Welch also serves as the President of Jasper Welch Associates, a consulting firm which he founded in 1983. Prior thereto, Dr. Welch was a Major General in the United States Air Force, from which he retired in 1983 after serving for 31 years.

                               CLASS II DIRECTORS

                                TERM ENDING 2001

D.W. DORMAN, age 46                                          Director since 1998
Director

     Mr. Dorman has been the Chief Executive Officer of Concert Communications Company (formerly ATT/BT Global Venture) since April 1999. Prior thereto, he was the President and Chief Executive Officer of PointCast Incorporated ("PointCast") from November 1997 to April 1999 and Chairman of the Board of PointCast from February 1998 to April 1999. Previously, Mr. Dorman was the Executive Vice President of SBC Communications, Inc., a diversified telecommunications company, from August 1997 to November 1997, the President and Chief Executive Officer of Pacific Bell Corporation ("Pacific Bell") from 1994 to 1997 and Chairman of the Board of Pacific Bell from 1996 to 1997. Mr. Dorman is also a member of the Board of Directors of 3Com Corporation, ETEK Dynamics and Scientific Atlanta Corporation.

B.R. INMAN, age 69                                           Director since 1982
Director

     Admiral Inman, USN (Ret.) joined the Company in 1990 as a part-time employee and, in that capacity, advises the Company on a wide variety of strategic planning issues. Admiral Inman was the Chairman of the Board, President and Chief Executive Officer of Westmark Systems, Inc., an electronics industry holding company, from 1986 through 1989. From 1983 to 1986, Admiral Inman served as Chairman, President and Chief Executive Officer of Microelectronics and Computer Technology Corporation. Admiral Inman retired from the United States Navy in 1982. During his career as a United States Naval Officer, Admiral Inman served in a number of high-level positions in the U.S. Government, including Director of the National Security Agency and Deputy Director of Central Intelligence. Admiral Inman is also a member of the Board of Directors of Fluor Corporation, SBC Communications, Inc., Temple-Inland, Inc. and Xerox Corporation.

E.A. STRAKER, age 62                                         Director since 1992
Executive Vice President and Director

     Dr. Straker joined the Company in 1971 and has served as an Executive Vice President since 1994.

M.E. TROUT, age 69                                           Director since 1995
Director

     Dr. Trout served as the interim Chief Executive Officer of Cytran, Inc., a bio-technology company, from April 1996 to July 1996. Prior thereto, Dr. Trout was associated with American Healthcare Systems, Inc. from 1986 until his retirement in 1995. Prior to his retirement, Dr. Trout served as Chairman, President and Chief Executive Officer and is currently serving as Chairman Emeritus of American Healthcare Systems, Inc. He is also a member of the Board of Directors of Baxter International, Cytyc Corporation and West Pharmaceutical Services, Inc.

J.H. WARNER, JR., age 59                                     Director since 1988
Corporate Executive Vice President and Director

     Dr. Warner joined the Company in 1973 and has served as a Corporate Executive Vice President since 1996. Prior thereto, Dr. Warner served as an Executive Vice President from 1989 to 1996.

A.T. YOUNG, age 62                                           Director since 1995
Director

     Mr. Young served as an Executive Vice President of Lockheed Martin Corp. from March 1995 to July 1995. Prior to its merger with Lockheed Corporation, Mr. Young served as the President and Chief Operating Officer of Martin Marietta Corp. from 1990 to 1995. Mr. Young is also on the Board of Directors of the B.F. Goodrich Company and Potomac Electric Power Company.

                              CLASS III DIRECTORS

                                TERM ENDING 2002

J.R. BEYSTER, age 75                                         Director since 1969
Chairman of the Board, Chief Executive Officer and President

     Dr. Beyster founded the Company in 1969 and has served as Chairman of the Board and Chief Executive Officer since that time and has served as President since June 1998. Dr. Beyster also served as President of the Company from 1969 to 1988. Dr. Beyster is also a member of the Board of Directors of Network Solutions, Inc.

W.A. DOWNING, age 60                                         Director since 1996
Director

     General Downing, USA (Ret.) joined the Company as a part-time employee in March 1996 and advises the Company on a wide variety of matters, including its long-term strategy for domestic and international business development. General Downing retired from the United States Army in 1996. Prior to his retirement, General Downing served as the Commander in Chief of U.S. Special Operations Command. General Downing has also served as the Commanding General of U.S. Army Special Operations Command and Commanding General of Joint Special Operations Command.

A.K. JONES, age 58                                           Director since 1998
Director

     Dr. Jones has been a professor at the University of Virginia since 1989. From 1993 to 1997, Dr. Jones was on leave of absence from the University to serve as Director Defense Research and Engineering in the U.S. Department of Defense. Dr. Jones also served as a Director of the Company from June 1987 to May 1993.

S.D. ROCKWOOD, age 57                                        Director since 1996
Executive Vice President and Director

     Dr. Rockwood joined the Company in 1986 and has served as an Executive Vice President since 1997. Prior thereto, Dr. Rockwood served as a Sector Vice President from 1987 to 1997.

L.A. SIMPSON, age 63                                   Director since April 1999
Director

     Mr. Simpson has been the President and Chief Executive Officer, Capital Operations of GEICO Corporation, an insurance company, since 1993. He is also a member of the Board of Directors of MediaOne Group, Inc., Pacific American Income Shares, Inc. and Potomac Electric Power Co.

R.C. SMITH, age 58                                           Director since 1998
Director

     R.C. Smith has served as the Chief Executive Officer of Telcordia Technologies, Inc., a wholly-owned subsidiary of the Company ("Telcordia"), since January 1998. Prior to joining Telcordia, Mr. Smith was the Senior Vice President -- Quality Development and Public Relations for Sprint Corporation from 1991 to January 1998.

J.P. WALKUSH, age 48                                         Director since 1996
Sector Vice President and Director

     Mr. Walkush joined the Company in 1976 and has served as a Sector Vice President since 1994.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     During the year ended January 31, 2000 ("Fiscal 2000"), the Board of Directors held four meetings. Average attendance at such meetings of the Board of Directors was 92%. During Fiscal 2000, all Directors attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of the Board of Directors on which they served.

     The Board of Directors has various standing committees, including an Audit Committee, a Compensation Committee, an Executive Committee, a Nominating Committee and an Operating Committee.

  Audit Committee

     The Audit Committee is primarily concerned with the Company's financial condition and its responsibilities include: (i) reviewing and evaluating the work and performance of the Company's internal auditors and its independent accountants and making recommendations to the Board of Directors regarding the selection of the Company's independent accountants; (ii) conferring with the Company's independent accountants and its internal auditors and financial and accounting officers to evaluate the Company's internal accounting methods and procedures and the recommended changes therein; (iii) reviewing circumstances which may have a major impact on the Company's financial controls and future profitability and (iv) overseeing the activities of the Company's Employee Ethics and Risk Committees. The Audit Committee held five meetings during Fiscal 2000. The current members of the Audit Committee are C.B. Malone (Chairperson), J.R. Beyster (ex-officio), A.K. Jones, H.M.J. Kraemer, Jr., and L.A. Simpson.

  Compensation Committee

     The Compensation Committee's responsibilities include: (i) approving the salaries of the Chief Executive Officer and all executive officers named pursuant to Section 16 of the Securities Exchange Act of 1934 ("Executive Officers"); (ii) approving any compensation contracts or severance packages for Executive Officers; (iii) establishing objective performance goals for the Executive Officers under the Company's Bonus Compensation Plan and the amounts potentially payable if such goals are satisfied; (iv) administering such objective performance goals and determining the amounts to be paid if such goals are satisfied; (v) issuing reports required by the Securities and Exchange Commission regarding the Company's compensation policies applicable to the Chief Executive Officer and the four other most highly compensated executive officers and (vi) approving and recommending to the full Board of Directors the compensation paid to outside Directors for their services as members of the Company's Board of Directors. The Compensation Committee held three meetings during Fiscal 2000. The Compensation Committee consists of Directors who are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The current members of the Compensation Committee are M.E. Trout (Chairman), W.H. Demisch, D.W. Dorman, H.M.J. Kraemer, Jr., C.B. Malone, L.A. Simpson and A.T. Young.

  Executive Committee

     The Executive Committee's charter provides that, to the extent permitted by Delaware law, it shall have and may exercise all powers and authorities of the Board of Directors with respect to the following: (i) taking action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impractical to delay action on a matter until the next regularly scheduled meeting of the Board of Directors and (ii) overseeing and assisting in the formulation and implementation of human resource management, scientific research policies and financial matters. The Executive Committee held five meetings during Fiscal 2000. The current members of the Executive Committee are B.R. Inman (Chairman), D.P. Andrews, J.R. Beyster, J.E. Glancy, R.C. Smith, M.E. Trout, J.H. Warner, Jr. and A.T. Young.

  Nominating Committee

     The Nominating Committee's responsibilities include: (i) establishing a procedure for identifying nominees for election as Directors to the Board of Directors, (ii) reviewing and recommending to the Board of Directors criteria for membership on the Board and (iii) proposing nominees to fill vacancies on the Board of

Directors as they occur. The Nominating Committee held three meetings during Fiscal 2000. The current members of the Nominating Committee are J.R. Beyster (Chairman), D.W. Dorman, B.R. Inman, H.M.J. Kraemer, Jr., M.E. Trout, J.A. Welch and A.T. Young.

     Any stockholder may nominate a person for election as a Director of the Company by complying with the procedure set forth in the Company's Bylaws. Pursuant to Section 3.03 of the Company's Bylaws, in order for a stockholder to nominate a person for election as a Director, such stockholder must give timely notice to the Corporate Secretary of the Company prior to the meeting at which Directors are to be elected. To be timely, notice must be received by the Corporate Secretary not less than 50 days nor more than 75 days prior to the meeting (or if fewer than 65 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the 15th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). Such notice must contain certain information about the nominee, including his or her name, age, business and residence addresses and principal occupation during the past five years, the class and number of shares of Common Stock beneficially owned by such nominee and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee. The notice must also contain certain information about the stockholder proposing to nominate that person. Pursuant to Section 3.03 of the Company's Bylaws, the Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee's eligibility to serve as a Director.

  Operating Committee

     The Operating Committee has the authority to (i) approve offers by the Company to sell shares of Class A Common Stock, (ii) approve contracts to be entered into by the Company for the purchase or lease of goods, services and facilities, (iii) approve the amendment of the Company's employee benefit and incentive compensation plans, the Company's contributions to any such plan and the participation by the Company's subsidiaries in any such plan, (iv) authorize the filing of registration statements, reports and other documents with the Securities and Exchange Commission and state securities commissions, (v) call the annual meeting of stockholders, fix the purposes, place, time, date and record date for such meeting and approve the proxy materials to be used in connection therewith, (vi) review preliminary agendas for meetings of the Board of Directors, (vii) adopt supplemental resolutions which modify or amend resolutions theretofore adopted by the Board of Directors which, in the opinion of the Company's counsel, do not materially change the purpose and intent of the underlying resolutions and (viii) authorize the merger between the Company and one or more of its subsidiaries. The Operating Committee held four meetings during Fiscal 2000. The current members of the Operating Committee are J.R. Beyster (Chairman), D.P. Andrews, J.E. Glancy, S.D. Rockwood, E.A. Straker, J.P. Walkush and J.H. Warner, Jr.

  Directors' Compensation

     Except as otherwise described below, all Directors, other than those who are employees of the Company, are paid an annual retainer of $25,000 and receive $1,000 for each day on which they attend meetings of the Board of Directors or of the committees on which they serve; provided, however, if a committee meeting is held on the same day as a Board of Directors or other committee meeting, the fee for each additional meeting is $500. In addition, C.B. Malone is paid $10,000 annually for her services as the Chairperson of the Audit Committee and M.E. Trout is paid $10,000 annually for his services as the Chairman of the Compensation Committee, the Health Care Committee and the Litigation Committee. Because W.A. Downing is not a full-time employee of the Company, he is paid the annual retainer and meeting fees in addition to his compensation as an employee. Directors are also reimbursed for expenses incurred while attending meetings or otherwise performing services for the Company. Directors are eligible to receive stock options under the Company's 1999 Stock Incentive Plan. For services rendered as a Director during Fiscal 2000, W.H. Demisch, D.W. Dorman, A.K. Jones, H.M.J. Kraemer, Jr., C.B. Malone, L.A. Simpson, M.E. Trout and A.T. Young each received options to purchase 14,000 shares of Class A Common Stock at $25.92 per share. All such options were granted at a price equal to the market value of the Class A Common Stock (as reflected by the

Formula Price) on the date of grant, become exercisable one year after the date of grant and vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

     The Company has agreements with certain Directors whereby such Directors perform consulting and other services for the Company. In Fiscal 2000, A.K. Jones earned $6,400 for consulting services under a consulting arrangement which provided for remuneration of $200 per hour. The amount paid to Dr. Jones under such consulting arrangement was in addition to the annual retainer and meeting fees.

     See "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions" for information with respect to transactions between the Company and certain entities in which certain Directors of the Company may be deemed to have an interest.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table (the "Summary Compensation Table") sets forth information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended January 31, 2000, 1999 and 1998, of those persons who were, at January 31, 2000 (i) the Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). The Summary Compensation Table sets forth the annual and long-term compensation earned by the Named Executive Officers for the relevant fiscal year, whether or not paid in such fiscal year. Information regarding the SAIC Class A Common Stock for the time period prior to August 31, 1999 has been restated to reflect the four-for-one stock split which became effective on such date.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                ANNUAL                      COMPENSATION AWARDS
                                             COMPENSATION                --------------------------
                             FISCAL   ---------------------------        RESTRICTED        OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY(1)          BONUS            STOCK(2)         (SHARES)    COMPENSATION
---------------------------  ------   ---------        ----------        ----------        --------    ------------
J.R. Beyster............      2000    $726,923         $1,000,000         $      0               0      $   15,012(3)
  Chairman of the             1999    $623,077         $  700,000         $      0               0      $   15,293(3)
  Board, Chief                1998    $509,615         $  600,000         $300,010(4)            0      $   14,867(3)
  Executive Officer and
  President
R.C. Smith..............      2000    $550,000(5)      $  663,008(5)(6)   $299,998(5)(7)   140,000(5)   $    6,895(8)
  Chief Executive             1999    $500,000(5)      $  650,012(5)(9)   $200,034(5)(10)  140,200(5)   $  224,113(5)(11)
  Officer of Telcordia        1998    $ 37,879(5)(12)  $   92,016(5)(13)  $      0         160,000(5)   $1,687,638(5)(14)
  Technologies, Inc.
S. Ahuja................      2000    $420,833(15)     $  464,020(15)     $      0               0      $    6,808(8)
  Former President and        1999    $385,733(16)     $  466,258(17)     $      0         240,000      $    7,220(8)
  Chief Operating             1998    $300,000         $1,748,953(18)     $      0         200,200      $    7,220(8)
  Officer of Telcordia
  Technologies, Inc.(15)
W.A. Roper, Jr. ........      2000    $363,462         $  500,023(19)     $279,988(20)     120,000      $   15,012(3)
  Corporate Executive         1999    $311,539         $  296,989(21)     $260,010(22)     120,000      $   40,273(23)
  Vice President and          1998    $251,347         $  224,982(24)     $259,980(25)     100,000      $   64,864(26)
  Chief Financial Officer
J.D. Heipt..............      2000    $361,779         $  499,999(27)     $279,988(28)     120,000      $   15,012(3)
  Corporate Executive         1999    $317,308         $  290,034(29)     $220,003(30)     120,000      $   15,293(3)
  Vice President and          1998    $252,500         $  219,983(31)     $219,989(32)      40,000      $   14,867(3)
  Secretary

---------------
 (1) Includes amounts paid in lieu of unused comprehensive leave.

 (2) The amount reported represents the market value on the date of grant (calculated by multiplying the Formula Price of the Company's Class A Common Stock on the date of grant by the number of shares awarded), without giving effect to the diminution in value attributable to the restrictions on such stock. As of January 31, 2000, the aggregate restricted stock holdings (other than restricted stock which has been deferred into the Key Executive Stock Deferral Plan) for the Named Executive Officers and for all other employees were as follows: J.R. Beyster: 24,535 shares with a market value as of such date of $635,947; R.C. Smith: 11,460 shares, with a market value as of such date of $297,043; S. Ahuja: 0 shares; W.A. Roper, Jr.: 0 shares; J.D. Heipt: 21,219 shares, with a market value as of such date of $549,996; and all other employees: 2,673,251 shares, with a market value as of such date of $69,290,666. Dividends are payable on such restricted stock if and when declared. However, the Company has never declared or paid a cash dividend on its capital stock and no cash dividends on its capital stock are contemplated in the foreseeable future.

 (3) Represents amounts contributed or accrued by the Company for the Named Executive Officers under the Company's Profit Sharing Plan, ESRP and CODA.

 (4) Represents 30,668 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

 (5) The Company and R. C. Smith are parties to an Employment Agreement dated December 18, 1997, as amended on February 2, 1998 (the "Smith Agreement"), pursuant to which Mr. Smith serves as Chief Executive Officer of Telcordia. Pursuant to the terms of the Smith Agreement, Mr. Smith was entitled to receive (i) an inducement vesting stock award pursuant to the Key Executive Stock Deferral Plan of deferred vesting shares having a value of $1,500,000 and (ii) an inducement award of options to purchase 160,000 shares of Class A Common Stock. The Smith Agreement provides that Mr. Smith will receive
     (i) a base salary of $500,000 per year, which base salary will be re-evaluated and determined by Telcordia's Board of Directors following Fiscal 1999, (ii) an annual incentive bonus in an amount determined by Telcordia's Board of Directors, with a target amount of $500,000 per year, beginning in Fiscal 1999, (iii) an annual option award in an amount determined by Telcordia's Board of Directors, with a target amount of options to purchase 120,000 shares of the Company's Class A Common Stock per year, beginning in Fiscal 1999, (iv) reimbursement of expenses incurred in connection with the relocation of Mr. Smith and his family to Telcordia's principal place of business and (v) a company automobile or automobile allowance in accordance with Telcordia's officer automobile policy as long as Telcordia maintains such a policy. Mr. Smith is also entitled to participate in various salary and bonus deferral plans or programs and receive certain health and welfare benefits maintained by Telcordia. In the event Mr. Smith is at any time involuntarily terminated without Cause or is subject to Constructive Termination (as such terms are defined in the Smith Agreement), Mr. Smith is entitled to receive (i) a severance payment of $2,000,000, payable in 24 installments and (ii) an additional severance payment equal to the value of his unvested stock options (calculated by multiplying the difference between the Formula Price in effect on the date of his termination and the exercise price or prices of such stock options by the number of shares covered by such unvested options). Upon any termination of Mr. Smith's employment with Telcordia at any time, in addition to the usual and customary payments, Mr. Smith is also entitled to receive a payment equal to the value of a portion of his unvested shares of Class A Common Stock (calculated by multiplying the Formula Price in effect on the date of his termination by the number of such unvested shares). In the event any payment or distribution by or on behalf of Telcordia and the Company to or for the benefit of Mr. Smith as a result of a Change In Control (as defined in the Smith Agreement) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties resulting from such excise tax, Mr. Smith is entitled to an additional payment in the amount of all such excise taxes, interest or penalties paid. Pursuant to the terms of the Smith Agreement, Mr. Smith is subject to a covenant not to compete against Telcordia or the Company for a period of one year after the termination of his employment with Telcordia. The Company has unconditionally guaranteed prompt performance of Telcordia's obligations under the Smith Agreement.

 (6) Includes the award of 12,789 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $331,491.

 (7) Represents 11,574 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

 (8) Represents amounts contributed or accrued by the Company for the Named Executive Officer under the Telcordia Technologies, Inc. Savings Plan for Salaried Employees.

 (9) Includes the award of 18,620 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $325,012.

(10) Represents 11,460 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(11) Represents $192,655 for relocation expenses, $16,549 for financial counseling, a credit towards his health and welfare benefits of $4,909 and a car allowance of $10,000. See Footnote 5.

(12) Mr. Smith joined the Company in January 1998. R. C. Smith's annual salary for fiscal year 1998 would have been $500,000. See Footnote 5.

(13) Includes the award of 4,260 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $50,289.

(14) Represents the award of 172,516 Stock Units (each of which generally corresponds to one share of Class A Common Stock) pursuant to the Key Executive Stock Deferral Plan. Pursuant to the Smith Agreement, Mr. Smith was entitled to receive Stock Units having a market value of $1,500,000 as of January 17, 1998. On the date of grant, the 172,516 Stock Units had a value of $1,687,638. See Footnote 5.

(15) Mr. Ahuja resigned as President and Chief Executive Officer of Telcordia effective as of March 31, 2000.

(16) Includes $2,399 for the payment of taxes.

(17) Includes the award of 13,352 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $233,059.

(18) Includes the payment of $1,137,000 as a bonus payable to Mr. Ahuja upon the completion of the acquisition of Telcordia by the Company and the award of 30,964 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $308,940.

(19) Includes the award of 3,858 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $99,999.

(20) Represents 10,802 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(21) Includes the award of 2,692 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $46,989.

(22) Represents 14,896 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(23) Represents a total of $15,293 contributed or accrued by the Company for Mr. Roper under the Company's Profit Sharing Plan, ESRP and CODA and the award of 1,820 Stock Units (each of which generally corresponds to one share of Class A Common Stock) pursuant to the Company's Management Stock Compensation Plan which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of Stock Units awarded) of $24,980.

(24) Includes the award of 3,576 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $34,982.

(25) Represents 26,576 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(26) Represents a total of $14,867 contributed or accrued by the Company for Mr. Roper under the Company's Profit Sharing Plan, ESRP and CODA and the award of 6,664 Stock Units (each of which generally corresponds to one share of Class A Common Stock) pursuant to the Company's Management Stock Compensation Plan which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of Stock Units awarded) of $49,997.

(27) Includes the award of 3,858 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $99,999.

(28) Represents 10,802 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(29) Includes the award of 2,580 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $45,034.

(30) Represents 12,604 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(31) Includes the award of 3,576 vested shares of Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the Class A Common Stock on the date of grant by the number of shares awarded) of $34,983.

(32) Represents 22,488 shares of Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

OPTION GRANTS

     The following table sets forth information regarding grants of options to purchase shares of Class A Common Stock pursuant to the Company's 1998 Stock Option Plan made during Fiscal 2000 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                             % OF TOTAL                                  ANNUAL RATES OF STOCK
                                              OPTIONS                                     PRICE APPRECIATION
                                OPTIONS      GRANTED TO                                   FOR OPTION TERM(2)
                                GRANTED     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ---------------------
            NAME              (SHARES)(1)   FISCAL 2000     (PER SHARE)        DATE         5%         10%
            ----              -----------   ------------   --------------   ----------   --------   ----------
J.R. Beyster................          0         N/A               N/A            N/A          N/A          N/A
R.C. Smith..................    140,000(3)        *           $17.455        3/21/04     $675,149   $1,491,903
S. Ahuja....................    140,000(3)        *           $17.455        3/21/04     $675,149   $1,491,903
W.A. Roper, Jr. ............    120,000(3)        *           $17.455        3/21/04     $578,699   $1,278,774
J.D. Heipt..................    120,000(3)        *           $17.455        3/21/04     $578,699   $1,278,774

---------------
 *  Less than 1% of the total options granted to employees in Fiscal 2000.

(1) All such options become exercisable one year after the date of grant and vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

(2) The potential realizable value is based on an assumption that the Formula Price of the Class A Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the 5-year option term. These values are calculated based on the regulations promulgated by the Securities and Exchange Commission and should not be viewed in any way as an estimate or forecast of the future performance of the Class A Common Stock. There can be no assurance that (i) the values realized upon the exercise of the stock options will be at or near the potential realizable values listed in this table, (ii) the Class A Common Stock will in the future provide returns comparable to historical returns or
    (iii) the Formula Price will not decline.

(3) Although the listed grants of options were made during Fiscal 2000, such grants relate to the individual's service for the fiscal year ended January 31, 1999.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information regarding the exercise of options during Fiscal 2000 and unexercised options to purchase Class A Common Stock granted during Fiscal 2000 and prior years under the Company's 1992 Stock Option Plan, 1995 Stock Option Plan, 1998 Stock Option Plan and 1999 Stock Incentive Plan to the Named Executive Officers and held by them at January 31, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                 OPTIONS AT JANUARY 31, 2000     AT JANUARY 31, 2000(1)
                          ACQUIRED      VALUE     ---------------------------   ---------------------------
         NAME            ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -----------   --------   -----------   -------------   -----------   -------------
J.R. Beyster...........         0           N/A     120,000         80,000      $2,425,500     $1,617,000
R.C. Smith.............         0           N/A      64,040        236,160      $1,033,365     $2,736,558
S. Ahuja...............         0           N/A     100,080        340,120      $1,603,341     $4,150,237
W.A. Roper, Jr.........    16,000      $227,120      64,000        244,000      $1,218,040     $3,174,980
J. D. Heipt............    32,000      $606,690      36,000        184,000      $  693,030     $2,167,220

---------------
(1) Based on the Formula Price of the Class A Common Stock as of such date less the exercise price of such options.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     Since its inception, the Company has been an employee-owned corporation based upon the philosophy that "those who contribute to the Company should own it, and ownership should be commensurate with that contribution and performance as much as feasible." The Company's compensation policies, plans and programs seek to implement this employee ownership philosophy by closely aligning the financial interest of the Company's employees, including executive officers, with the financial interest of its stockholders.

     As members of the Compensation Committee, it is our responsibility to approve the salaries paid to the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company and to recommend to the Bonus Compensation Committee of the Board of Directors the amount of grants to be made to the Chief Executive Officer and the four other most highly compensated executive officers under the Company's Bonus Compensation Plan. These determinations are made in light of individual, corporate and business unit performance, the performance of our competitors and other similar businesses and relevant market compensation data. To assist the Compensation Committee in carrying out these responsibilities, Towers Perrin, an internationally recognized executive compensation consulting firm, was retained by the Compensation Committee to review the compensation paid to the Company's Chief Executive Officer and the four other highest paid executive officers of the Company during the fiscal year ended January 31, 2000, and to provide a competitive assessment of the various components of such compensation.

     The compensation policy of the Company, which is endorsed by the Compensation Committee, is that a substantial portion of the total compensation of executive officers be related to and contingent upon their individual contribution and performance, the performance of business units under their management and the performance of the Company as a whole. In this way, the Company seeks to encourage continuing focus on increasing the Company's revenue, profitability and stockholder value, while at the same time motivating its executive officers to perform to the fullest extent of their abilities.

     The Company has continued to set the annual base salaries of its executive officers at or below competitive levels and continues to cause a significant portion of an executive officer's compensation to consist of annual and longer-term incentive compensation which are variable and closely tied to corporate, business unit and individual performance. For the fiscal year ended January 31, 2000, the executive officers' incentive compensation was an average of approximately 55% of the executive officers' total compensation (salary and bonus). As a result, much of an executive officer's total compensation was "at risk" and dependent on performance during the prior fiscal year.

     An executive officer's incentive compensation may consist of cash, fully vested stock, vesting stock, stock options, stock units or a combination of these components. Generally, an annual bonus is given after the end of the fiscal year based on individual, corporate and business unit performance for such fiscal year and an executive officer's respective responsibilities, strategic and operational goals and levels of historic and anticipated performance. By awarding bonuses of vesting stock and vesting stock options, the Company seeks to encourage individuals to remain with the Company and continue to focus on the long-term technical and financial performance of the Company and on increasing stockholder value. Further, the exercise price of all stock options granted is equal to the Formula Price of the Class A Common Stock on the date of grant. Therefore, such stock options only have value to the extent that the Formula Price of the Company's Class A Common Stock increases during the term of the stock option. The Company's general philosophy is to encourage employees to have significant stockholdings in the Company so that they have sufficient economic incentive to maximize the Company's long-term performance and stock value.

     In evaluating the performance and establishing the incentive compensation of the Chief Executive Officer and the Company's other executive officers, the Compensation Committee recognized that the Company continued to increase its revenue and profitability during the past fiscal year. For the fiscal year ended January 31, 2000, the Company's revenues increased to $5.5 billion, a 17% increase from the prior fiscal year revenues of $4.7 billion. The Company's net income for this same period was $620 million, or a 311% increase over the prior fiscal year net income of $150.7 million. Although this significant increase in net income is partially due to the Company's sale of a part of its ownership interest in Network Solutions, Inc. ("NSI"), the Compensation Committee noted the Company's net income exclusive of the income related to the sale of its NSI stock increased by 39% from the prior year. The Compensation Committee also has noted that despite increasing competition, the Company has continued to successfully increase and expand its business base with government customers and to business areas such as telecommunications, health, commercial and international.

     Finally, notwithstanding the strong performance of the equity markets during the past year, the performance of the Company's Class A Common Stock exceeded the performance of both the broad market index of Standard and Poor's Composite 500 Stock Index and the Company's peer group index of the Goldman Sachs Technology Services Index. The Company's Class A Common Stock realized an annual return of 48.5% for the one year period ended January 31, 2000, significantly exceeding the annual return of both the Standard and Poor's Composite 500 Stock Index and the Goldman Sachs Technology Services Index of 10.3% and 9.6%, respectively, during the same period. The Compensation Committee also noted that over the past five and ten years, the Class A Common Stock realized annualized returns of 45.8% and 27.2%, respectively.

     During the past fiscal year, Dr. Beyster was paid a base salary of $700,000(1), which represented a 17% increase over his base salary for the prior year. Despite this salary increase, Towers Perrin has concluded that Dr. Beyster's base salary fell below the 25th percentile in its compensation survey data base for chief executive officers for general industry, high technology, aerospace/defense and communications companies.

     Dr. Beyster was paid a cash bonus of $1,000,000 for the fiscal year ended January 31, 2000. Considering the Company's successful performance during the past fiscal year, the fact that the Company's Class A Common Stock outperformed both the broad market index and the Company's peer group index and the continued diversification of the Company's business base, the Compensation Committee believes that Dr. Beyster's cash bonus was well warranted.

     Towers Perrin has also advised the Compensation Committee that Dr. Beyster's total compensation (base salary and bonus) paid for the last fiscal year also fell below the 25th percentile in its compensation survey

---------------
1 The variance between this amount and Dr. Beyster's base salary reported in the Summary Compensation Table is attributable to payment for his unused comprehensive leave.

data base of Chief Executive Officers for general industry, high technology, aerospace/defense and communications companies. The Compensation Committee would like to emphasize that Dr. Beyster's below market compensation level is not a reflection of the Compensation Committee's opinion of Dr. Beyster's ability or his relative value. It is, however, a reflection of Dr. Beyster's personal reluctance to accept compensation anywhere near the median compensation levels provided to the Chief Executive Officers of the comparable companies surveyed by Towers Perrin.

     Towers Perrin has reviewed the compensation for each of the other four highest paid executive officers of the Company during its last fiscal year and has reported to the Compensation Committee that, based on industry survey data collected by Towers Perrin, the compensation of these executive officers was within an acceptable range of competitive market levels for individuals with comparable duties and responsibilities.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to the chief executive officer and the other four highest paid executive officers. In order to maintain maximum tax deductibility of executive compensation, the Company obtained stockholder approval of the 1999 Stock Incentive Plan and the amendment and restatement of the 1984 Bonus Compensation Plan. The Compensation Committee will continue to monitor compensation programs in light of Section 162(m); however, the Compensation Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and its stockholders.

     The Compensation Committee believes that the compensation policies, plans and programs the Company has implemented, and which the Compensation Committee endorses, have encouraged management's focus on the long-term financial performance of the Company and have contributed to achieving the Company's technical and financial success.

M.E. Trout (Chairman)       C.B. Malone
W.H. Demisch                L.A. Simpson
D.W. Dorman                 A.T. Young
H.M.J. Kraemer

April 13, 2000

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During Fiscal 2000, W.H. Demisch, D.W. Dorman, A.K. Jones, H.M.J. Kraemer, Jr., C.B. Malone, J.W. McRary, L.A. Simpson, M.E. Trout, J.B. Wiesler and A.T. Young served as members of the Compensation Committee. None of such persons served as an officer or employee of the Company or any of its subsidiaries during Fiscal 2000 or formerly served as an officer of the Company or any of its subsidiaries, except for J.W. McRary who was an employee of the Company from 1971 to 1994 and served as an Executive Vice President of the Company from 1979 to 1994.

     See also "Election of Directors -- Directors' Compensation."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Foundation for Enterprise Development, a non-profit organization (the "Foundation"), was established in 1986 by J.R. Beyster, Chairman of the Board, Chief Executive Officer and President of the Company, to promote employee ownership. Dr. Beyster is the President and a member of the Board of Trustees of the Foundation. In Fiscal 2000, the Company made a cash contribution of $650,000 to the Foundation. The Board of Directors has approved a contribution of $650,000 to the Foundation for Fiscal 2001.

     M.A. Walkush, sister of J.P. Walkush, a Director and a Sector Vice President of the Company, is an employee of the Company. For services rendered during Fiscal 2000, M.A. Walkush received $84,308 in cash compensation, 193 shares of vesting Class A Common Stock which had a market value on the date of grant of $5,003 and options to acquire 8,000 shares at $25.92 per share, which was the market value of the Class A Common Stock (as reflected by the Formula Price) on the date of grant. Such shares of vesting Class A Common Stock and options both vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. M.A. Walkush has been an employee of the Company for over 14 years and is the Director of Employee Owner Relations.

     See also "Compensation Committee Interlocks and Insider Participation."

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's directors and executive officers to file reports of their ownership and changes in ownership of Class A Common Stock with the Commission. Personnel of the Company generally prepare these reports on the basis of information obtained from each director and officer. Based on such information, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its directors and executive officers during the last fiscal year were filed on time.

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total return on the Class A Common Stock against the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Goldman Sachs Technology Services Index for the five (5) fiscal years commencing February 1, 1995 and ending January 31, 2000. The comparison of total return shows the change in year-end stock price, assuming the immediate reinvestment of all dividends for each of the periods.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                   SAIC Class A Common Stock vs. S&P 500 and
                    Goldman Sachs Technology Services Index
[PERFORMANCE GRAPH]

                                                   SAIC CLASS A COMMON
                                                          STOCK                   S&P 500 INDEX          GOLDMAN SACHSTECHNOLOGY
                                                   -------------------            -------------          -----------------------
1/95                                                       100                         100                         100
1/96                                                       123                         140                         147
1/97                                                       165                         175                         154
1/98                                                       249                         222                         181
1/99                                                       444                         294                         238
1/00                                                       660                         325                         261

                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

CLASS A COMMON STOCK

     To the best of the Company's knowledge, as of the Record Date, no person (other than Vanguard Fiduciary Trust Company ("Vanguard") in its capacity as trustee of the Retirement Plans) beneficially owned more than 5% of the outstanding shares of Class A Common Stock. The following table sets forth, as of the Record Date, to the best of the Company's knowledge, the number of shares of Class A Common Stock beneficially owned by each Director, each nominee for Director, the Named Executive Officers and all executive officers and Directors as a group:

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL       PERCENT
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)    OF CLASS(2)
                  ------------------------                    ------------    -----------
S. Ahuja....................................................      190,596            *
D.P. Andrews................................................      239,592            *
J.R. Beyster................................................    3,110,122         1.3%(3)
D.A. Cox....................................................      148,608            *
W.H. Demisch................................................      160,316            *
D.W. Dorman.................................................        8,000            *
W.A. Downing................................................       49,825            *
J.E. Glancy.................................................      656,855            *
J.D. Heipt..................................................      360,233            *
B.R. Inman..................................................      370,559            *
A.K. Jones..................................................       30,000            *
H.M.J. Kraemer, Jr..........................................       36,400            *
C.B. Malone.................................................      112,884            *
S.D. Rockwood...............................................      275,770            *
W.A. Roper, Jr..............................................      287,537            *
L.A. Simpson................................................       25,620            *
R.C. Smith..................................................      122,715            *
E.A. Straker................................................      418,854            *
M.E. Trout..................................................      100,000            *
J.P. Walkush................................................      424,178            *
J.H. Warner, Jr.............................................      510,252            *
J.A. Welch..................................................      160,636            *
A.T. Young..................................................       75,080            *
Vanguard Fiduciary Trust Company............................  105,134,959        45.2%(4)
  400 Vanguard Boulevard
  Malvern, PA 19355
All executive officers and Directors as a group (27
  persons)..................................................    8,648,125         3.6%(5)

---------------
 * Less than 1% of the outstanding shares of Class A Common Stock and less than 1% of the voting power of the Common Stock.

(1) The beneficial ownership depicted in the table includes: (i) the approximate number of shares allocated to the account of the individual by the Trustee of the Company's ESRP, Profit Sharing Plan, CODA and/or the Telcordia Savings Plans as follows: S. Ahuja (8,345 shares), D.P. Andrews (13,129 shares), J.R. Beyster (5,750 shares), D.A. Cox (28,408 shares), W.A. Downing (2,293 shares), J.E. Glancy (110,238 shares), J.D. Heipt (53,532 shares), B.R. Inman (40 shares), S.D. Rockwood (27,350 shares), W.A. Roper, Jr. (22,477 shares), R.C. Smith (247 shares), E.A. Straker (151,551 shares), J.P. Walkush (57,268 shares), J.H. Warner, Jr. (119,641 shares), J.A. Welch (19,432 shares) and all executive officers and Directors as a group (714,692 shares); (ii) shares subject to options exercisable within

    60 days following the Record Date, as follows: S. Ahuja (128,080 shares), D.P. Andrews (100,000 shares), J.R. Beyster (120,000 shares), D.A. Cox (53,360 shares), W.H. Demisch (40,400 shares), D.W. Dorman (8,000 shares) W.A. Downing (25,200 shares), J.E. Glancy (86,000 shares), J.D. Heipt (84,000 shares), B.R. Inman (56,000 shares), A.K. Jones (26,000 shares), H.M.J. Kraemer, Jr. (16,400 shares), C.B. Malone (56,000 shares), S.D. Rockwood (80,800 shares), W.A. Roper, Jr. (120,000 shares), L.A. Simpson (1,620 shares), R.C. Smith (92,080 shares), E.A. Straker (62,400 shares), M.E. Trout (12,000 shares), J.P. Walkush (92,800 shares), J.H. Warner, Jr. (96,000 shares), J.A. Welch (40,400 shares), A.T. Young (64,000 shares) and all executive officers and Directors as a group (1,554,660 shares); (iii) shares held by spouses, minor children or other relatives sharing a household with the individual, as follows: E.A. Straker (38,872 shares), J.H. Warner, Jr. (5,460 shares), J.A. Welch (20,000 shares) and all executive officers and Directors as a group (74,332 shares); and (iv) shares held by certain trusts or foundations established by the individual, as follows: J.R. Beyster (2,959,836 shares), W.A. Downing (19,256 shares), J.D. Heipt (198,781 shares), C.B. Malone (30,000 shares), S.D. Rockwood (146,619 shares), L.A. Simpson (24,000 shares), M.E. Trout (88,000 shares), J.H. Warner, Jr. (270,060 shares) and all executive officers and Directors as a group (4,009,240 shares).

(2) Based on 232,514,397 shares of Class A Common Stock outstanding as of the Record Date.

(3) Represents 1.3% of the voting power of the Common Stock.

(4) At the Record Date, Vanguard, as Trustee for the Retirement Plans, beneficially owned the following percentage of the outstanding shares of Class A Common Stock and Class B Common Stock and voting power of the Common Stock under the following plans for the benefit of plan participants: ESRP:
    25.7% Class A Common Stock, 8.6% Class B Common Stock and 25.3% of the voting power of the Common Stock; CODA: 12.8% Class A Common Stock and 12.5% of the voting power of the Common Stock; Profit Sharing Plan: .08% Class A Common Stock, .01% Class B Common Stock and .08% of the voting power of the Common Stock; AMSEC Plan: .2% Class A Common Stock and .2% of the voting power of the Common Stock; NSI Plan: .07% Class A Common Stock and .07% of the voting power of the Common Stock; Telcordia Savings Plans: 6.2% Class A Common Stock and 6.0% of the voting power of the Common Stock; and TransCore
    Plan: .1% Class A Common Stock and .1% of the voting power of the Common Stock. The shares beneficially owned by Vanguard are also included in the amounts held by individuals and the group set forth in this table.

(5) Represents 3.5% of the voting power of the Common Stock.

CLASS B COMMON STOCK

     The following table sets forth, as of the Record Date, to the best of the Company's knowledge, those persons who were beneficial owners of 5% or more of the outstanding shares of Class B Common Stock. None of the Directors, nominees for Director, the Named Executive Officers or executive officers of the Company own any shares of Class B Common Stock.

                                                       AMOUNT AND
                                                       NATURE OF
                                                       BENEFICIAL      PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNERSHIP         OWNERSHIP     OF CLASS(1)
      ----------------------------------------         ----------    -----------
Vanguard Fiduciary Trust Company.....................    24,926(2)       8.6%(3)
  400 Vanguard Boulevard
  Malvern, PA 19355
R.C. Cavanagh........................................    16,002          5.5%(3)
  2007 Carrhill Road
  Vienna, VA 22181
J.D. Cramer..........................................    14,615          5.0%(3)
  P.O. Box 30691
  Albuquerque, NM 87190
J.L. Griggs, Jr. ....................................    20,267(4)       7.0%(3)
  1516 Sagebrush Trail, S.E.
  Albuquerque, NM 87123

---------------
(1) Based on 291,208 shares of Class B Common Stock outstanding as of the Record Date.

(2) Represents shares of Class B Common Stock beneficially owned by Vanguard in its capacity as Trustee for the ESRP and Profit Sharing Plan. Vanguard's total ownership of Common Stock is set forth in Note (4) to the previous table above.

(3) Represents less than 1% of the voting power of the Common Stock.

(4) Includes 803 shares held for the account of J.L. Griggs, Jr. by the Trustee of the Company's ESRP.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On November 16, 1998, the Company notified PricewaterhouseCoopers LLP that it was dismissing such firm as its independent accountants effective upon the completion of the audit of the January 31, 1999 financial statements of the Company. On November 17, 1998, the Company notified Deloitte & Touche LLP that it would engage such firm as its new independent accountants for the audit of the January 31, 2000 financial statements. The decision to change accountants was approved by the Audit Committee of the Company's Board of Directors.

     The audit of the Company's financial statements for the year ended January 31, 1999 was completed by PricewaterhouseCoopers LLP, and on April 29, 1999, the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission.

     During the fiscal years ended January 31, 1999 and January 31, 1998 and through April 29, 1999, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the subject matter of such disagreement in their reports on the financial statements for such years. The reports of PricewaterhouseCoopers LLP on the financial statements for the fiscal years ended January 31, 1999 and January 31, 1998 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the fiscal years ended January 31, 1999 and January 31, 1998 and through April 29, 1999, Deloitte & Touche LLP was not engaged as an independent accountant to audit either the Company's financial statements or the financial statements of any of its subsidiaries, nor had it been consulted regarding the application of the Company's accounting principles to a specified transaction other than those transactions occurring after February 1, 1999, or the type of audit opinion that might be rendered on the Company's financial statements.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Any stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company no later than February 9, 2001 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. In addition, Section 2.07 of the Company's Bylaws provides that in order for a stockholder to propose any matter for consideration at an annual meeting of the Company (other than by inclusion in the Company's Proxy Statement), such stockholder must have given timely prior written notice to the Corporate Secretary of the Company of his or her intention to bring such business before the meeting. To be timely, notice must be received by the Company not less than 50 days nor more than 75 days prior to the meeting (or if fewer than 65 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the 15th day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). Such notice must contain certain information, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and record address of the stockholder proposing such business, the class and number of shares of Common Stock beneficially owned by such stockholder and any material interest of such stockholder in the business so proposed.

                                 ANNUAL REPORT

     The Company's 2000 Annual Report to Stockholders for the year ended January 31, 2000, which includes audited financial statements, is being mailed with this Proxy Statement to stockholders of record as of the Record Date.

     The Company will provide without charge to any stockholder, upon request, a copy of its Annual Report on Form 10-K for the year ended January 31, 2000 (without exhibits) as filed with the Securities and Exchange Commission. Requests should be directed in writing to Science Applications International Corporation, 10260 Campus Point Drive, San Diego, California 92121, Attention:
Corporate Secretary.

                                          By Order of the Board of Directors

                                          /s/ J. DENNIS HEIPT
                                          J. Dennis Heipt
                                          Corporate Executive
                                          Vice President and Secretary

June 9, 2000

[LOGO]


            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - JULY 14, 2000 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints J.R. BEYSTER, J.D. HEIPT and D.E. SCOTT, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of Class A Common Stock and/or Class B Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Science Applications International Corporation (the "Company") to be held in the Grand Ballroom of the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, San Diego, California, on Friday, July 14, 2000, at 10:00 A.M. (local time), and at any adjournment, postponement or continuation thereof, as indicated below.

   This proxy will be voted as directed. If this proxy card is properly signed and returned but no directions are specified, the shares represented by this proxy will be voted FOR the election of Directors so as to elect the maximum number of the Board of Directors' nominees that may be elected by cumulative voting, and, in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof. This proxy card, if properly executed and delivered in a timely manner, will revoke all prior proxies.


   1. Election of seven Class I Directors.

      [ ] FOR all nominees listed below (EXCEPT as marked to the contrary below) INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through such nominee's name and your votes will be distributed among the remaining nominee(s).

                 D.P. Andrews, D.A. Cox, W.H. Demisch, J.E. Glancy, H.M.J. Kraemer, Jr., C.B. Malone and J.A. Welch

      [ ]       WITHHOLD AUTHORITY to vote for ALL nominees listed above.

   2. In the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof.


   PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE.

                                    Dated                           , 2000
    XXXXXXXXXX                            --------------------------

                                    --------------------------------------------
                                                      Signature

                                    --------------------------------------------
                                                      Signature

                                    Please sign EXACTLY as name or names appear hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title.

PROXY NUMBER:  XXXXX           XXX "A" SHARES                     XXX "B" SHARES

[LOGO]



   VOTING INSTRUCTION CARD FOR ANNUAL MEETING OF STOCKHOLDERS - JULY 14, 2000

  THIS VOTING INSTRUCTION CARD IS PROVIDED IN CONNECTION WITH THE SOLICITATION
                      OF PROXIES BY THE BOARD OF DIRECTORS.


   The undersigned hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, under the Cash or Deferred Arrangement, Employee Stock Retirement Plan and Profit Sharing Retirement Plan of Science Applications International Corporation (the "Company"), the Telcordia Technologies Savings and Security Plan and the Telcordia Technologies Savings Plan for Salaried Employees of Telcordia Technologies, Inc., a wholly-owned subsidiary of the Company, the AMSEC Employees 401(k) Profit Sharing Plan, the TransCore 401(k) Retirement Savings Plan and the NSI 401(k) Retirement Plan (collectively, the "Plans"), to vote all of the shares of Class A Common Stock and/or Class B Common Stock held for the undersigned's account in each of the Plans at the Annual Meeting of Stockholders of the Company to be held in the Grand Ballroom of the Hilton La Jolla Torrey Pines Hotel, 10950 North Torrey Pines Road, San Diego, California, on Friday, July 14, 2000, at 10:00 A.M. (local time), and at any adjournment, postponement or continuation thereof, as follows.

   The shares of Class A Common Stock and/or Class B Common Stock to which this voting instruction card relates will be voted as directed. If this card is signed and returned but no instructions are indicated with respect to a particular item, the vote of such shares as to any such item will be deemed to have been instructed to vote, and such shares will be voted FOR the election of Directors so as to elect the maximum number of the Board of Directors' nominees that may be elected by cumulative voting, and, in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof. All allocated shares of Class A Common Stock and/or Class B Common Stock held in the Plans as to which no voting instruction cards are received, together with all shares held in the Plans which have not yet been allocated to the accounts of participants, will be voted, on a plan-by-plan basis, in the same proportion as the shares held in each Plan for which voting instructions have been received are voted. This voting instruction card, if properly executed and delivered, will revoke all prior voting instruction cards.

   1. Election of seven Class I Directors.

      [ ] FOR all nominees listed below (EXCEPT as marked to the contrary below) INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through such nominee's name and your votes will be distributed among the remaining nominee(s).

                D.P. Andrews, D.A. Cox, W.H. Demisch, J.E. Glancy, H.M.J. Kraemer, Jr., C.B. Malone and J.A. Welch

      [ ]       WITHHOLD AUTHORITY to vote for ALL nominees listed above.

   2. In the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof.

   Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage. In order to be counted, voting instruction cards must be received by the proxy counter by JULY 10, 2000.


                                   Dated                               , 2000
    XXXXXXX                              ------------------------------


                                   ---------------------------------------------
                                                     Signature

                                   Please sign EXACTLY as name or names appear hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title.



PROXY NUMBER: XXXX            XXXX "A" SHARES                    XXXX "B" SHARES